Exhibit 4.30

English Translation

POWER OF ATTORNEY

Entrusting Party:

Dong Xu

ID Card Number: 110108196611048978

Residential Address: A4-4A Cuihai Garden, Qiaoxiang Road, Futian District, Shenzhen

Postal Code: 518040

Entrusted Party:

ID Card Number:

Residential Address:

Postal Code:

I, Dong Xu, is a natural person of the People’s Republic of China with Chinese nationality. I hereby irrevocably authorize a person designated by Changsha Little New Star Animation Digital Technology Co., Ltd. (“Animation Digital”) (hereinafter referred to as the “Entrusted Party”) to exercise the following rights during the term hereof:

To authorize the Entrusted Party with full power to act for us:

To exercise all voting rights owned by me as a shareholder of the Changsha Leisen Education Software Co. Ltd (“Leisen Education”), including, but not limited to, act as my authorized representative to nominate and elect the senior management of the Leisen Education, such as directors, supervisors and general manager, at its shareholders’ meetings.

The above authorization and entrustment are subject to the following conditions precedent: the Entrusted Party is a natural person of the People’s Republic of China (“China”) with Chinese nationality, and a person designated by and holds position(s) in Animation Digital, and agrees to accept the above authorization and entrustment. Once the Entrusted Party ceases to hold any position in Animation Digital, or Animation Digital issues written notice for the removal of the Entrusted Party, I shall immediately withdraw the entrustment and authorization made to the Entrusted Party herein, and shall designate and authorize any other natural person of the China with Chinese nationality as designated by Animation Digital to exercise my shareholder’s voting rights described above at any shareholder meetings of Leisen Education.

The Entrusted Party shall carefully and diligently perform the entrusted obligations within the scope of authorization according to laws, and shall hold harmless the Entrusting Party from and against all possible losses and damages resulting from such authorization and entrustment (except for any losses and damages suffered by the Entrusting Party due to his willful or material faults), failing which, he/she shall be legally liable to the Entrusting Parties and the Leisen Education.

This Power of Attorney, which has a term of 10 years, shall become effective on the date of its execution.

/s/ Dong Xu